EXHIBIT 10.2

                                                          STEPHEN N. JOFFE, M.D
                                                              8750 RED ROX LANE
                                                           CINCINNATI, OH 45243
                                                                   513-271-0670
                                                               fax 513-271-8470

February 22, 2000
                                                       Sent Via Federal Express

Mr. Jeffrey Cole, Chairman
Members of the Board of Directors
Cole National Corporation

Gentlemen:

I am writing you on a matter of some urgency. As you know, I own over 5% of the outstanding stock of Cole National Corporation (Cole). I made my purchase because I believe that Cole has fundamental value. However, there is also a vast potential for the development of the value of the corporation that is not being realized.

By this letter, I am requesting that Cole engage a nationally-recognized Wall Street investment banking firm to study the alternatives that are available to the Company to increase shareholder value. Alternatives I have in mind would include the possible redeployment of assets, sales of divisions of the Company, sale of all of the Company, strategic acquisitions or going private. I do not think the banking firm should be constrained in looking at possible alternatives, but rather should be encouraged to advise the Board on any and all alternatives that it believes are available to maximize shareholder value.

I have been very disappointed in the performance of the Company over the last several years. I think it is reasonable to assume that most other investors share my belief. The past year particularly has been marked by declining earnings, a plummeting stock price and management turnover. There are warning signs that must be heeded. It is time for the Board to sit back and take a good, hard look at the long-term future of this Company. To that end, I am making this proposal that you engage a first-rank banking firm, such as Goldman Sachs, Morgan Stanley, Dean Witter, Credit Suisse First Boston, or Lehman Brothers, to advise the Board in this regard.

I look forward to your response in the near future.

With kindest regards,

/s/ Stephen N. Joffe
Stephen N. Joffe